Exhibit 10.26

***Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant customarily and actually treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit***

Ximedica Aspen Neuroscience Business Terms and Conditions

November 12, 2021

Agreement. These terms and conditions (the “Terms”) are entered in by and between Aspen Neuroscience, Inc. (“CLIENT”) a Delaware company, having a principal place of business at 10835 Road to the Cure, Suite 100, San Diego, Ca 92121 and Ximedica, LLC, a Rhode Island limited liability company (“XIMEDICA”) (each a “Party” and together the “Parties”) in connection with Proposal ID # ASP20210902 Rev C (the “Proposal”, and together with the Terms, the “Agreement”).

Project Cost Estimates. XIMEDICA’S estimate of project costs (the “Project Cost Estimate”) and schedules is based on the scope and schedule of the project as mutually agreed. Project Cost Estimates and schedules outlined in a specific proposal are valid for 30 days from the date of the proposal. If CLIENT’S approval process extends beyond this period, XIMEDICA reserves the right to review the Project Cost Estimates and schedule and revise them if necessary. CLIENT understands that XIMEDICA’s rates may increase from time to time as its own costs and expenses increase (e.g., labor rate increases).

Adjustments to a Project Cost Estimate may also be necessary because of changes in project scope and/or delays initiated by CLIENT. XIMEDICA assumes no responsibility for the impact on cost and/or schedule resulting from these and other circumstances beyond XIMEDICA’S control. If changes in this project are made that may result in an increase in XIMEDICA’S time and expenses, XIMEDICA will notify CLIENT for CLIENT’S advance approval in writing.

Any additional services, travel, expenses, meetings and/or conferences requested by CLIENT which are not identified in the approved Proposal will be considered an additional expense and will be billed accordingly.

Except as otherwise agreed to in writing, CLIENT acknowledges and agrees that the work to be performed by XIMEDICA is on a time and materials basis.

Payment for Work. Upon Proposal acceptance, a prepayment equal to the estimated first month’s services and expenses ([***]), Design Update activities, must be forwarded to XIMEDICA. This deposit will be applied to the final payment due for project services rendered under this Agreement. If the CLIENT terminates the program at the completion of the Design Updates activities (i.e. CLIENT does not give approval to move forward) the deposit will be credited against the final invoice and any excess funds will be refunded to the CLIENT.

XIMEDICA shall issue monthly invoices for work in progress. Each invoice will include amounts for billable time, plus out-of-pocket and other expenses incurred during the monthly period preceding the invoice. All out-of-pocket and other project-related expenses (except billable time) will be invoiced [***] to cover administration and handling. Invoices may not correspond to any completion date. Invoiced amounts do not include applicable federal, state, or local taxes. These will be applied where appropriate and will be CLIENT’S responsibility, other than taxes on the income of XIMEDICA. Payment terms are net 30 days from the date of receipt of the invoice. In the event of a good faith dispute regarding an invoice, CLIENT shall timely pay the undisputed amount, and the parties shall promptly and in good faith negotiate to resolve the dispute. A service fee of [***] per month will be added to all undisputed amounts that are more than 45 days past due, and CLIENT is responsible for all reasonable collection and attorneys’ fees and costs required to collect unpaid overdue amounts. XIMEDICA reserves the right to suspend all Services until such time that all delinquent invoices have been paid in full.

Project Cancellation. CLIENT may cancel a project at any time, for any reason or no reason, with or without cause, provided that CLIENT delivers written termination notice to XIMEDICA at least ninety (90) days prior to the intended date of cancellation. XIMEDICA will promptly wind down work upon receipt of such notice, and shall be entitled to payment for work delivered, and billable work performed in the notice period, expenses incurred, and any service costs that cannot be reassigned to other projects through the date of cancellation. Notwithstanding the foregoing, CLIENT may exercise approval to continue the project on an alternative notice as specifically set forth in the Proposal. Notwithstanding termination of the project, the following provisions will survive: Payment for Work, Project Cancellation, Ownership of Work, Confidentiality, Indemnification, Disclaimer, Limitation of Liability, and Miscellaneous.

Ownership of Work. The results of the project for which XIMEDICA has been contracted will be delivered to and become, except as provided below regarding XIMEDICA Intellectual Property, CLIENT’s property upon payment in full of CLIENT’s outstanding balance for service and expenses. This project work includes all reports, designs, information, inventions, trade secrets, hardware, software, and other work product (“Project Work”) developed by XIMEDICA for the CLIENT pursuant to the Proposal, including any and all intellectual property rights inherent in the Project Work and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). XIMEDICA further acknowledges and agrees that all Project Work consisting of original works of authorship which are made by it in the performance of the services and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, XIMEDICA hereby assigns, transfers, grants and conveys to the CLIENT all its worldwide right, title and interest in and to such work, all Project Work, including all Intellectual Property Rights therein and appurtenant thereto. XIMEDICA agrees that, upon receipt of payment in full of CLIENT’s outstanding balance for service and expenses, CLIENT owns the entire right, title, ownership and interest in and to all of the Project Work and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Project Work, modify the Project Work, prepare derivative works based upon the Project Work or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Project Work. Notwithstanding the foregoing, XIMEDICA shall retain ownership of and the right to reuse underlying minor pre-existing code, programming and/or components, works and elements (such as tooling code, scripts, tools, subroutines, algorithms and plug-ins) and related know-how incorporated in the Project Work that were not created specifically for CLIENT’s project, as well as enhancements and/or modifications to the foregoing which integrally and specifically relate to it (as opposed to being integrally and specifically related to the development, implementation or functionality of the deliverables for CLIENT) (collectively, the “XIMEDICA Intellectual

Property”). XIMEDICA hereby grants CLIENT a royalty-free, fully-paid-up, irrevocable, transferable, sublicenseable, worldwide, perpetual license to use, reproduce, modify, publicly distribute and perform, display and otherwise commercially exploit the XIMEDICA Intellectual Property solely in connection with CLIENT’S use and exploitation of the Project Work furnished under this Agreement.

XIMEDICA Responsibilities. XIMEDICA represents and warrants that it will perform the Services according to the procedures within its Quality Management System and in a professional manner in accordance with the prevailing standards of the outsourced medical product development industry, and in compliance with all applicable laws, rules and regulations.

CLIENT Responsibilities. CLIENT agrees that it is CLIENT’s responsibility to (i) determine the accuracy, content, validation and testing of the Project Work, (ii) determine whether the Project Work, apart from the XIMEDICA Intellectual Property, infringes on the intellectual property rights of any third parties, and (iii) secure patent protection for the Project Work, where and when appropriate.

Confidentiality. Both parties agree to hold in confidence and to not disclose any confidential or proprietary information disclosed by the other party (whether in writing, verbally or in any other medium), including but not limited to the following types of information: trade secrets, proprietary, technical, developmental, operating, financial, performance, cost, know-how, process, client and prospect information, and all samples, models, reports, tables, data and prototypes containing or disclosing such information (“Confidential Information”). Confidential Information shall only be used by the recipient solely, and only to the extent necessary, for it to perform its obligations under this Agreement. XIMEDICA may share CLIENT’S Confidential Information with any subcontractors involved in the provision of Services, provided that such subcontractors are obligated by written agreement with XIMEDICA to maintain the confidentiality of such Confidential Information at least as protective as the terms in this Confidentiality section, and XIMEDICA shall be responsible for any breach of the terms of this Confidentiality section by any of its subcontractors. Each Party warrants that it has the right to disclose any Confidential Information that it discloses to the other Party Confidential Information does not include information: (a) generally available to or known to the public, other than as a result of a breach of this paragraph by a Party, (b) previously known to the recipient, as supported by competent written documentation, (c) independently developed by the recipient outside the scope of this Agreement, as supported by competent written documentation, (d) lawfully disclosed by a third party, or (e) disclosed pursuant to a court order. This section is in addition to, and not in lieu of, any other confidentiality, non-disclosure or similar agreement between CLIENT and XIMEDICA.

Indemnification. CLIENT agrees to indemnify, defend, and hold harmless XIMEDICA and its subcontractors for any damages, costs, or losses that are suffered as a result of any third party claim arising directly or indirectly out of the Services performed or materials provided by XIMEDICA to CLIENT, including but not limited to product liability and intellectual property claims by third parties, except in the case of (a) knowing infringement or knowing misappropriation of third-party intellectual property by XIMEDICA, (b) the grossly negligent or willful acts or omissions of XIMEDICA in the performance of the Services, or (c) XIMEDICA’s breach of this Agreement or violation of applicable laws, rules or regulations. This obligation is conditioned on XIMEDICA providing CLIENT with (i) prompt notice of a claim, (ii) reasonable cooperation in any defense of the claim, and (iii) the right to control the defense and settlement of the claim; provided that CLIENT may not settle any claim that imposes an obligation or liability on XIMEDICA without XIMEDICA’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, XIMEDICA MAKES NO WARRANTIES OR REPRESENTATIONS IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE AND NON-INFRINGEMENT AND ANY WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OR TRADE. CLIENT ACKNOWLEDGES THAT SERVICES ARE OF A RESEARCH AND DEVELOPMENT NATURE, AND AS SUCH, ARE PROVIDED ON AN “AS-IS” BASIS.

Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE NATURE OF THE CLAIM, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL LIABILITY OF EITHER PARTY FOR DAMAGES UNDER THIS AGREEMENT WILL NOT EXCEED [***].

Independent Contractor. The relationship of XIMEDICA to the CLIENT and vice versa shall be that of an independent contractor, and nothing in this agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

Miscellaneous. This Agreement will be governed by and construed in accordance with the laws of the State of Rhode Island, without regard to conflicts of law principles.

Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all SOWs, exhibits, schedules, attachments and appendices attached to this Agreement, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than the United States District Court for the District of Rhode Island or, if such court does not have subject matter jurisdiction, the courts of the State of Rhode Island sitting in Providence, Rhode Island, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in the United States District Court for the District of Rhode Island or, if such court does not have subject matter jurisdiction, the courts of the State of Rhode Island sitting in Providence, Rhode Island. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR INCLUDING SOWS, EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Agreement, including and together with the Proposal and any related exhibits, schedules, and attachments, constitutes the entire agreement between the Parties with respect to the subject matter hereof and, except as otherwise expressly set forth herein, supersedes any and all agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. In the event of a conflict between the Proposal and this Agreement, the terms of this Agreement shall control.

Any delay or forbearance by either Party in exercising any right hereunder shall not be deemed a waiver of that right.

All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the attention of the other Party’s President at its address set forth in the first paragraph of this Agreement, (or to such other person and/or address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the notice has complied with the requirements of this Miscellaneous section.

XIMEDICA shall not be liable or responsible to CLIENT, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement or an SOW when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of XIMEDICA including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lock-outs, strikes or other labor disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage, provided that, if the event in question continues for a continuous period in excess of 45 days, Customer shall be entitled to give notice in writing to Service Provider to terminate any SOW impacted by the force majeure event.

No modification to these Terms will be binding on either party unless in writing and signed by a duly authorized representative of XIMEDICA and CLIENT.

This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.26

Authorization of Work

To initiate work, please forward a purchase order for a not-to-exceed value referencing the Proposal ID:ASP20210902 Rev C. A project deposit of [***] shall be invoiced immediately and shall be due upon receipt. This deposit shall be credited to the project at the end of each phase. Ximedica words on a time and materials basis.

Invoices shall be posted monthly based on the work accomplished. Payment shall be net 30 days from the date of invoice. Billings more than the Purchase Order amount shall not be permitted without prior written authorization from client. Please refer to the Standard Business Terms and conditions for additional information and conditions.

Ximedica and Aspen Neuroscience, Inc. have caused this Agreement to be executed by their respective duly authorized representatives as off the date of the final signature collected.

Aspen Neuroscience, Inc.

BY:	/s/ Kameel D. Farag
Name:	Kameel D. Farag
Title:	CEO
Date:	11/19/2021

Ximedica, LLC

BY:	/s/ Matthew B. Loftus
Name:	Matthew B. Loftus
Title:	Contracts Manager
Date:	November 29, 2021